UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
February 6, 2008
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of 2007 Bonus Structure
     On February 6, 2008, the Board of Directors of Halozyme Therapeutics, Inc. (the “Company”), upon the recommendation of the Board’s Compensation Committee, finalized cash and equity bonus parameters (the “2007 Bonus Structure”) applicable to the Company’s executive officers for 2007. The material terms of the 2007 Bonus Structure are summarized as follows:
Senior Management Bonus Structure
     The 2007 Bonus Structure set forth maximum cash and equity bonus awards for the Company’s senior executive officers. Maximum cash and equity bonus amounts were established for each executive officer (amounts for selected members of senior management are set forth in the table below) based upon the accomplishment of both individual and Company performance criteria during 2007. The maximum cash bonus amount for each executive officer represented 30% of that officer’s annual base salary, with the exception that the maximum cash bonus amount for the Company’s Chief Executive Officer represented 40% of his base salary. The individual performance criteria for specific members of senior management varied from position to position, but all members of senior management had common Company performance goals. The Company performance criteria were based upon operational, clinical and financial performance objectives established by the Company in 2007. If all individual and Company performance criteria were not met, members of senior management were still eligible to receive a portion of their respective maximum bonus amounts; provided, however, that if a minimum amount of either individual performance criteria or Company performance criteria were not achieved, then members of senior management would not be entitled to any cash or equity bonuses. Members of senior management, as a group, were eligible to receive aggregate cash bonuses of approximately $608,000 and aggregate common stock options to purchase approximately 390,000 shares of Company common stock. All stock options issued pursuant to the Bonus Structure were to be issued out of the Company’s 2006 Stock Plan. Finally, despite the establishment of the 2007 Bonus Structure, final bonus amounts were to be determined at the discretion of the Board of Directors.

	Maximum	Maximum
	Cash Bonus	Stock Option Grant
Jonathan E. Lim (President and Chief Executive Officer)	$144,000	150,000
David A. Ramsay (Chief Financial Officer)	$70,500	40,000
Robert Little (Vice President — Chief Commercial Officer)	$92,220	40,000
Richard Yocum (Vice President — Clinical Development)	$81,000	40,000
Gregory I. Frost (Chief Scientific Officer)	$79,500	40,000
William Fallon (Vice President — Manufacturing and Operations)	$76,500	40,000
Don A. Kennard (Vice President — Regulatory Affairs)	$64,200	40,000

Senior Management Bonus Awards and Annual Salary Determinations
     Also on February 6, 2008, the Board of Directors, based upon the recommendations of the Board’s Compensation Committee, approved annual cash and equity bonuses for the Company’s senior management based upon the 2007 Bonus Structure described in the previous section. The Board also approved, based upon the recommendations of the Compensation Committee, the 2008 annual base salaries for members of senior management. The following table sets forth the 2007 equity and cash bonus amounts for selected members of senior management as well as the annual base salary levels for 2008.

	2007 Cash Bonus	2007 Equity Bonus(1)	2008 Base Salary
Jonathan E. Lim (President and Chief Executive Officer)	$50,000	50,000	$375,000
David A. Ramsay (Chief Financial Officer)	$54,600	28,800	$260,000
Robert Little (Vice President — Chief Commercial Officer)	$76,100	28,800	$322,000
Richard Yocum (Vice President — Clinical Development)	$70,900	28,800	$300,000
Gregory I. Frost (Chief Scientific Officer)	$67,600	50,000	$323,000
William Fallon (Vice President — Manufacturing and Operations)	$66,900	28,800	$270,000
Don A. Kennard (Vice President — Regulatory Affairs)	$54,600	28,800	$235,000

(1)	Each 2007 equity bonus award is in the form of an incentive stock option to purchase Company common stock. One-fourth of the total grant amount will become vested on February 6, 2009 and 1/48 of the total amount will become vested for each month of service provided to the Company by the optionee thereafter. The per share exercise price for each option is $5.60, as this was the closing trading price of the Company’s common stock on NASDAQ on the date of grant.
Adoption of Severance Policy
     Last, on February 6, 2008 the Board of Directors, based upon the recommendations of the Board’s Compensation Committee, approved the adoption of a Company-wide severance policy (the “Severance Policy”). Under the Severance Policy, the particular amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The Severance Policy is applicable to members of senior management in the following respects: (i) the cash severance for the Chief Executive Officer (“CEO”) will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for other Company officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for non-officer Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the Severance Policy, however, the Board of Directors retains the right to amend, alter or terminate the Severance Policy at any time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
February 8, 2008	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer